As filed with the Securities and Exchange Commission on September 22, 2005

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SIRNA THERAPEUTICS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	34-1697351
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

185 Berry Street, Suite 6504

San Francisco, California 94107

(Address, Including Zip Code, of Principal Executive Offices)

Sirna Therapeutics, Inc.

2005 Performance Incentive Plan

(Full Title of the Plan)

Howard W. Robin

Chief Executive Officer, President and Director

Sirna Therapeutics, Inc.

185 Berry Street, Suite 6504

San Francisco, California 94107

(415) 512-7624

(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

COPY TO:

Sam Zucker, Esq.

O’Melveny & Myers LLP

2765 Sand Hill Road

Menlo Park, California 94025

CALCULATION OF REGISTRATION FEE

Title Of Securities To Be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount Of Registration Fee
Common Stock, $0.01 par value per share	3,750,000(1) shares	$4.14	$15,525,000.00	$1,827.29(2)

(1)	This Registration Statement covers, in addition to the number of shares of Sirna Therapeutics, Inc., a Delaware corporation (the “Company” or the “Registrant”), common stock, par value $0.01 per share (the “Common Stock”), stated above, options and other rights to purchase or acquire the shares of Common Stock covered by this Registration Statement and, pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the “Securities Act”), an additional indeterminate number of shares, options and rights that may be offered or issued pursuant to the Sirna Therapeutics, Inc. 2005 Performance Incentive Plan (the “Plan”) as a result of one or more adjustments under the Plan to prevent dilution resulting from one or more stock splits, stock dividends or similar transactions. Shares of the Registrant’s Common Stock being registered hereby are accompanied by the Registrant’s preferred stock purchase rights in connection with the Rights Agreement with American Stock Transfer & Trust Company, dated November 22, 2000 and amended February 11, 2003. Until the occurrence of certain prescribed events, such rights are not exercisable, are evidenced by each certificate for Common Stock and will be transferred along with and only with the Common Stock.
(2)	Pursuant to Securities Act Rule 457(h), the maximum offering price, per share and in the aggregate, and the registration fee were calculated based upon the average of the high and low prices of the Common Stock on September 20, 2005, as quoted on the Nasdaq National Market.

The Exhibit Index for this Registration Statement is at page 10.

PART I

INFORMATION REQUIRED IN THE

SECTION 10(a) PROSPECTUS

The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participants as specified by Securities Act Rule 428(b)(1).

PART II

INFORMATION REQUIRED IN THE

REGISTRATION STATEMENT

Item 3. Incorporation of Certain Documents by Reference

The following documents of the Company filed with the Securities and Exchange Commission (the “Commission”) are incorporated herein by reference:

(a)	The Company’s Annual Report on Form 10-K for its fiscal year ended December 31, 2004, filed with the Commission on March 31, 2005, as amended on May 2, 2005 (Commission File No. 000-27914);

(b)	The Company’s Quarterly Reports on Form 10-Q for its fiscal quarters ended June 30, 2005 and March 31, 2005, filed with the Commission on August 15, 2005 and May 16, 2005, respectively (each, Commission File No. 000-27914);

(c)	The Company’s Current Reports on Form 8-K, filed with the Commission on August 30, 2005, August 25, 2005, July 11, 2005, July 7, 2005, March 31, 2005 (only with respect to Item 5.02 included therein), March 22, 2005, March 7, 2005, February 7, 2005, and January 6, 2005 (only with respect to Items 1.01, 1.02, 3.02 and 3.03 included therein) (each, Commission File No. 000-27914); and

(d)	The description of the Company’s Common Stock contained in its Registration Statement on Form 8-A filed with the Commission on March 5, 1996, and any other amendment or report filed for the purpose of updating such description.

(e)	The description of the Company’s Stockholder Rights Plan contained in its Registration Statement on Form 8-A filed with the Commission on November 27, 2000, and any other amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or amended, to constitute a part of this Registration Statement.

Item 4. Description of Securities

Not applicable.

Item 5. Interests of Named Experts and Counsel

Not applicable.

Item 6. Indemnification of Directors and Officers

Article VI of the Registrant’s Bylaws provides for indemnification of the Registrant’s directors to the fullest extent permitted by law, as now in effect or later amended. In addition, the Bylaws provide for indemnification against expenses incurred by a director, officer or other person entitled to indemnification to be paid by the Registrant from time to time in advance of the final disposition of such action, suit or proceeding and if required by the Delaware General Corporation Law (“DGCL”) upon receipt of an undertaking by or on behalf of the director, officer or other person to repay such amount if it shall be ultimately determined that he is not entitled to be indemnified by the Registrant. The Bylaws further provide for a contractual cause of action on the part of the Registrant’s directors for indemnification claims that have not been paid by the Registrant.

Article VII of the Registrant’s Amended and Restated Certificate of Incorporation, as amended, limits under certain circumstances the liability of the Registrant’s directors for a breach of their fiduciary duty as directors. These provisions do not eliminate the liability of a director (1) for a breach of the director’s duty of loyalty to the Registrant or its stockholders, (2) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (3) under Section 174 of the DGCL (relating to the declaration of dividends and purchase or redemption of shares in violation of the DGCL) or (4) for any transaction from which the director derived an improper personal benefit.

Section 145 of the DGCL contains provisions regarding indemnification, among others, of officers and directors. Section 145 of the DGCL provides in relevant part:

(a) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

(b) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

(c) To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

(d) Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination,

(1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or

(2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or

(3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or

(4) by the stockholders.

Delaware law also permits a corporation to purchase and maintain insurance on behalf of any person who is or was a director or officer against any liability asserted against him and incurred by him in such capacity or arising out of his status as such, whether or not the corporation has the power to indemnify him against that liability under Section 145 of the DGCL.

The Registrant also has provided liability insurance for each director and officer for losses arising from claims or charges made against them while acting in their capacities as the Registrant’s directors or officers.

The above discussion of the Registrant’s corporate documents is not intended to be exhaustive and is qualified in its entirety by the Registrant’s corporate documents.

Item 7. Exemption from Registration Claimed

Not applicable.

Item 8. Exhibits

See the attached Exhibit Index at page 8, which is incorporated herein by reference.

Item 9. Undertakings

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to

Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, executive officers and controlling persons of the Registrant pursuant to the provisions described in Item 6 above, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Form S-8 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California, on September 21, 2005.

SIRNA THERAPEUTICS, INC.

By:	/s/ Howard W. Robin
Howard W. Robin
Chief Executive Officer and President

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Howard W. Robin and Patti Ketchner, and each of them, acting individually and without the other, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments, exhibits thereto and other documents in connection therewith) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them individually, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Howard W. Robin Howard W. Robin	Chief Executive Officer, President and Director (Principal Executive Officer)	September 21, 2005

/s/ Patti Ketchner Patti Ketchner	Vice President, Finance and Corporate Controller (Acting Principal Financial and Accounting Officer)	September 21, 2005

/s/ James Niedel James Niedel, M.D., Ph.D.	Chairperson	September 21, 2005

/s/ Jeremy Curnock Cook Jeremy L. Curnock Cook	Director	September 21, 2005

/s/ Douglas Fambrough Douglas Fambrough, Ph.D.	Director	September 21, 2005

/s/ Dennis H. Langer Dennis H. Langer, M.D., J.D.	Director	September 21, 2005

/s/ Bryan Roberts Bryan Roberts, Ph.D.	Director	September 21, 2005

/s/ R. Scott Greer R. Scott Greer	Director	September 21, 2005

EXHIBIT INDEX

Exhibit Number	Description of Exhibit
4.1	Sirna Therapeutics, Inc. 2005 Performance Incentive Plan. (Filed as Annex A to the Company’s Proxy Statement filed with the Commission pursuant to Section 14(a) of the Exchange Act on May 23, 2005 (Commission File No. 000-27914) and incorporated herein by this reference.)

4.2	Rights Agreement, dated November 22, 2000 between Ribozyme Pharmaceuticals, Inc. and American Stock Transfer & Trust Company, which includes the form of Certificate of Designation of Series AA Junior Participating Preferred Stock attached as Exhibit A thereto (1)

4.3	Amendment dated February 11, 2003 to Rights Agreement dated November 22, 2000 between Ribozyme Pharmaceuticals, Inc. and American Stock Transfer & Trust Company (2)

5.	Opinion of Company Counsel (opinion re legality).

23.1	Consent of Independent Registered Public Accounting Firm (Consent of Ernst & Young LLP).

23.2	Consent of Counsel (included in Exhibit 5).

24.	Power of Attorney (included in this Registration Statement under “Signatures”).

(1)	Documents incorporated by reference herein to certain exhibits to the registrant’s Form 8-K filed on December 5, 2000.

(2)	Documents incorporated by reference herein to certain exhibits to the registrant’s Form 8-K filed on February 14, 2003